Exhibit 10.20

Daniel M. Wechsler Employment Term Sheet Dated August 16, 2010

Parties:	WP Prism Inc., a Delaware Corporation (the “Parent”); Parent’s operating subsidiary Bausch & Lomb Incorporated (the “Employer”), a New York corporation; and Daniel M. Wechsler (the “Executive”).

Effective Date:	Start date, to be determined, (the “Effective Date”).

Position:	President, Global Pharmaceutical and Corporate Vice President, reporting directly to the Chief Executive Officer of the Employer. Executive’s employment with the Employer will be “at-will.”

Location:	Executive’s principal place of employment shall be Madison, New Jersey.

Base Salary:	$400,000 per year.

Sign-On Bonus

$100,000 to be paid within 30 days of Effective Date and $100,000 to be paid one year after the Effective Date, less applicable taxes and withholdings.

Executive shall be required to be employed by the Employer to receive the Sign-On Bonus. Executive shall repay the entire Sign- On Bonus to the Employer if he voluntarily terminates his employment within 24 months of receiving such Sign-On Bonus.

Bonus Opportunity:	75% of Base Salary is the target incentive. Actual bonus payment will be based on a full year of eligible wages (i.e. not prorated, full $300,000 target) and based on the achievement of annual performance objectives which shall be established and approved by the Board of Directors of Parent (the “Board”).

Benefits:	Eligible to participate in benefits plans, programs and practices of Employer, including without limitation co-investment opportunities such as those described below, made available to other similarly situated executives of Employer, as such plans, programs and policies may be in effect from time to time. Executive’s rights to participate in benefits, shall be subject to any amendments (including, without limitation, the 401(k) company match provided for therein) that the Compensation Committee deems to be appropriate.

Daniel M. Wechsler

Employment Term Sheet dated August 16, 2010

Stock Option Grant:	On or as soon as practicable after the Effective Date, the Parent shall grant Executive an option (the “Option”) to purchase 473,248 shares of common stock of the Parent at an exercise price equal to the Fair Value of a share of Parent common stock on the grant date. Fifty percent (50%) of the Option will be a Time-Based Option and 50% of the Option will be a Performance-Based Option, as each such term is defined in the WP Prism Inc. Management Stock Option Plan (the “Option Plan”), which is attached hereto as Exhibit A. The Option shall be subject to and governed by the terms and conditions of the Option Plan and shall be evidenced by a stock option grant agreement as provided under the Option Plan, a form of which is attached hereto as Exhibit B.

Co-Investment Opportunity:	As soon as practicable after the Effective Date, Executive shall have the opportunity to participate in the WP Prism Inc. Management Equity Investment Program (the “Investment Program”), subject to the terms and conditions of the Investment Program (as described in a prospectus provided to Executive, attached hereto as Exhibit C) and evidenced by a subscription agreement (the “Subscription Agreement”) and a shareholder’s agreement (the “Shareholder’s Agreement”), each substantially in the form attached hereto as Exhibit D and Exhibit E, respectively.

Severance:	Executive will be eligible to participate in the Employer’s Corporate Officer Separation Plan for New Hires (the “Separation Plan”), substantially in the form attached hereto as Exhibit F.

Vacation:	Entitled to five weeks vacation annually.

Accepted and Agreed
August 31, 2010

Daniel M. Wechsler

2